Exhibit 10.1

CAPSTEAD MORTGAGE CORPORATION

2019 ANNUAL INCENTIVE COMPENSATION PROGRAM

Purpose:	Capstead Mortgage Corporation (the “Company”) has established the 2019 Annual Incentive Compensation Program (the “2019 Short Term Program”) to implement the Company’s short-term incentive pay program in an effort to: (i) align executive variable cash compensation with the annual objectives of the Company, (ii) motivate executives to create sustained stockholder value, and (iii) ensure retention of key executives by ensuring that cash compensation remains competitive.

Participants:	Executive officers of the Company designated by the Compensation Committee.

Payout Criteria:	The formula and performance-based methodology for determining annual incentive compensation is adopted effective January 1, 2019. The “target” payment under the 2019 Short Term Program for each executive officer other than the Chief Financial Officer (the “CFO” ) will be 125% (100% for the CFO) of his base salary at January 1, 2019, with the award, if any, payable in cash.

The criteria for payment to participants under the 2019 Short Term Program and the weighting of such criteria is as follows:

Performance Metrics and Weighting

•	35% of the payout is calculated based on Relative Economic Return metrics

(25% measured against Peer Agency mREITs, as defined below)

(10% measured against Peer mREITs, as defined below)

•	10% of the payout is calculated based on a Relative Operating Efficiency metric, as measured against Peer mREITs

•	40% of the payout is calculated based on an Absolute Economic Return metric

•	15% of payout is calculated based on performance against Individual Objectives

Payout Factors:	The payout factor for each of the Relative Economic Return and the Absolute Economic Return metrics is 0% – 200%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Relative Operating Efficiency metric is 0% – 150%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Individual Objectives metric is 0% – 150%, based on actual individual performance as measured against approved individual objectives.

Relative Economic Return, as Measured against Peer Agency mREITs:	A portion of the payout of each participant’s total award pursuant to the 2019 Short Term Program will be based on the relative economic performance of the Company, as compared with the Company’s peers which invest primarily in residential mortgage pass-through securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or an agency of the federal government, Ginnie Mae, as selected by the Compensation Committee (“Peer Agency mREITs”). The economic performance for the Company and each of the Peer Agency mREITs will be calculated as the respective change in book value per share of common stock plus dividends declared per share of common stock during 2019, divided by beginning per share book value for each such entity (“Relative Economic Return”). The Company will then be ranked against each of the Peer Agency mREITs and assigned a percentile of relative performance. The portion of each participant’s total payout attributable to Relative Economic Return as measured against Peer Agency mREITs will equal 25% of the target award multiplied by the applicable payout factor.

The specific payout factor for Relative Economic Return, as measured against Peer Agency mREITs, will be calculated as follows:

Performance Level	Relative Economic Return Percentile, as Measured Against Peer Agency mREITs	Payout Factor, as a Percentage of Target
Below Threshold	<40th Percentile	0%
Threshold	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Economic Return, as measured against Peer Agency mREITs, equals or exceeds the 40th percentile when ranked against the Peer Agency mREITs, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual percentile ranking of the Company relative to the Peer Agency mREIT peer group. By way of example, a ranking in the 50th percentile would result in a payout factor of 75%, and a ranking in the 70th percentile would result in a payout factor of 150%.

Relative Economic Return, as Measured against Peer mREITs:	A portion of the payout of each participant’s total award pursuant to the 2019 Short Term Program will be based on the relative economic performance of the Company, as compared with each of the Company’s peers which invest in a variety of mortgage securities, not limited to Peer Agency mREITs, as selected by the Compensation Committee (the “Peer mREITs”). The relative economic performance of the Company and each of the Peer mREITs will be calculated consistent with the calculation for Relative Economic Return as measured against Peer Agency mREITs described above. The portion of each participant’s total payout attributable to Relative Economic Return as measured against Peer mREITs will equal 10% of the target award multiplied by the applicable payout factor.

The specific payout factor for Relative Economic Return, as measured against Peer mREITs, will be calculated as follows:

Performance Level	Relative Economic Return Percentile, as Measured Against Peer mREITs	Payout Factor, as a Percentage of Target
Below Threshold	<40th Percentile	0%
Threshold	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Economic Return, as measured against Peer mREITs, equals or exceeds the 40th percentile when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual percentile ranking of the Company relative to the Peer mREIT group. By way of example, a ranking in the 50th percentile would result in a payout factor of 75%, and a ranking in the 70th percentile would result in a payout factor of 150%.

Relative Operating Efficiency, as measured against Peer mREITs:	A portion of the payout of each participant’s total award pursuant to the 2019 Short Term Program will be based on relative operating efficiency of the Company, as compared with each of the Peer mREITs. The operating efficiency will be calculated based on the ratio of total general and administrative costs, including management fees, to long-term investment capital (defined as average stockholders’ equity plus average long-term unsecured borrowings), calculated for the 2019 calendar year. The portion of each participant’s total payout attributable to Relative Operating Efficiency as measured against Peer mREITs will equal 10% of the target award multiplied by the applicable payout factor.

The specific payout factor for Relative Operating Efficiency, as measured against Peer mREITs will be calculated as follows:

Performance Level	Relative Operating Efficiency Percentile, as Measured Against Peer Agency mREITs	Payout Factor, as a Percentage of Target
Below Threshold	<85th Percentile	0%
Threshold	85th Percentile	50%
Target	90th Percentile	100%
Maximum	≥95th Percentile	150%

If the Company’s Relative Operating Efficiency, as measured against Peer mREITs, equals or exceeds the 85th percentile when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, based on the actual percentile ranking of the Company relative to the Peer mREIT group. By way of example, a ranking in the 87th percentile would result in a payout factor of 70%, and a ranking in the 92th percentile would result in a payout factor of 120%.

Absolute Economic Return:	A portion of the payout of each participant’s total award pursuant to the 2019 Short Term Program will be based on absolute economic return of the Company. The absolute economic return for the Company will be calculated as the respective change in book value per share of common stock of the Company plus dividends declared per share of common stock during 2019, divided by beginning per share book value (“Absolute Economic Return”). The portion of each participant’s total payout attributable to Absolute Economic Return will equal 40% of the target award multiplied by the applicable payout factor.

The specific payout factor for Absolute Economic Return will be calculated as follows:

Performance Level	Absolute Economic Return	Payout Factor, as a Percentage of Target
Below Threshold	<6.0%	0%
Threshold	6.0%	50%
Target	8.0%	100%
Maximum	≥10.0%	200%

If the Company’s Absolute Economic Return equals or exceeds 6.0%, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual Absolute Economic Return of the Company. By way of example, an Absolute Economic Return of 7.0% would result in a payout factor of 75% of the target award, and an Absolute Economic Return or 9.0% would result in a payout factor of 150% of the target award.

Individual Objectives:	A portion of the payout of each participant’s total award pursuant to the 2019 Short Term Program will be based on attaining individual objectives set by the Compensation Committee. The individual performance metric will be measured against the attainment of certain specified individual objectives. The portion of each participant’s total payout attributable to Individual Objectives will equal 15% of the target award multiplied by the applicable payout factor.

The specific payout factor for the Individual Objective metric will range from 0% to 150%, based on the individual’s performance rating measured against specific individual objectives as determined by the Compensation Committee.

Plan Year:	The 2019 Short Term Program will correspond with the Company’s 2019 fiscal year.

Eligibility:	Eligibility is limited to the executive officers of the Company. Participants must be actively employed by the Company on the last working day of the Plan Year to receive an incentive award, except as otherwise provided below or by regulatory provisions. If a participant dies, becomes disabled, or retires prior to the payment of awards, or if a participant’s job is eliminated and such job elimination makes the participant eligible to receive benefits under a Company severance plan or policy, the participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the Company. Eligibility and individual target amounts may be prorated. A participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the pro-rated incentive award in those specific circumstances. All proration of incentive awards will be calculated based on whole month participation.

Definitions:	“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”).

“Retirement” is defined as (i) age fifty-five (55), so long as the participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).

“Actively Employed” is defined as the participant must not have been terminated prior to the identified date.

Repayment Provision:	The Participant in the 2019 Short Term Program agrees and acknowledges that this program is subject to any policies that the Compensation Committee of the Board of Directors may adopt from time to time with respect to the repayment to the Company of any benefit received pursuant to the program, including “clawback” policies.